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Tab Products
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FOR IMMEDIATE RELEASE For additional information, contact: Donald J. Hotz Chief Financial Officer Tab Products Co. (847) 968-2433
TAB PRODUCTS CO. TO EXPLORE ALTERNATIVES FOLLOWING THIRD FISCAL QUARTER

Vernon Hills, IL, October 4, 2001 — Tab Products Co. (AMEX:TBP) announced today that its Board of Directors, recognizing both its confidence in management's turnaround plan and its responsibility to maximize stockholder value, has instructed TM Capital Corp., the Company's financial advisor, to explore, immediately after the end of the third quarter of the Company's current fiscal year, strategic alternatives for maximizing stockholder value in the short term. The Company's fiscal third quarter ends February 28, 2002.

Tab Products Co. is a leading document management company specializing in the re-engineering of the records management process. The Company provides efficient solutions that enable its customers to better organize, control and find their critical documents. Tab leverages its knowledge of paper-based systems with expertise in emerging digital document management technologies. Currently headquartered in Vernon Hills, Illinois, Tab employs approximately 800 people with offices in the United States, Canada, Europe and Australia. With over 50 years of experience in document management, Tab serves customers in a variety of industries including Finance, Healthcare, Government and Insurance. Additional information can be found at www.tab.com.
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935 Lakeview Pkwy. Suite 195 Vernon Hills, IL 60061 tel. 847/968-5400 fax. 847/968-5450 www.tab.com